EXHIBIT 99.1

                 NORTH ATLANTIC ANNOUNCES CHANGES IN MANAGEMENT

NEW YORK (January 20, 2005). Thomas F. Helms, Jr., Chairman and Chief Executive Officer of North Atlantic Holding Company, Inc. and its subsidiary, North Atlantic Trading Company, Inc., today announced that David Brunson, President and Chief Financial Officer, has resigned from the companies. In addition, Mr. Helms announced that the companies have retained the management consulting firm of Alvarez and Marsal to identify additional actions to enhance the companies' financial performance. Mr. Helms also announced the appointment of Douglas Rosefsky of Alvarez & Marsal as Chief Financial Officer. "We have retained Alvarez & Marsal based on its solid record of assisting great companies in successful financial and operational improvements," said Helms. He added, "We need to identify ways to be more nimble, cost competitive and grow revenue." The companies' Boards of Directors endorsed the decisions announced today.

Commenting further on these changes, Chairman Helms stated, "Leveraging Alvarez & Marsal's experience and expertise will provide our leaders with additional perspectives on ways to strengthen our financial performance and capabilities." Helms said, "In light of David Brunson's departure from the companies as President and Chief Financial Officer, we are bringing Doug Rosefsky on board to lead the finance function forward. I believe he is an excellent fit for the interim CFO role. He has extensive experience in advising companies on complex financial matters and in building and strengthening an organization's capabilities." Helms said he would assume the President's position and begin a search for a permanent CFO immediately.

Mr. Rosefsky is a Managing Director in the Interim and Turnaround Management practice at Alvarez & Marsal. While at A&M, he has led a variety of interim management and advisory assignments. Most recently, he was CEO of DLT Solutions, Inc., a successful technology company with $300 million in annual revenue. While at DLT, Mr. Rosefsky navigated the company from successful startup to fast growing and established middle market player. Previously, he was Senior Vice President of Finance at Warnaco, Inc., a leading global apparel company based in New York. Mr. Rosefsky has also held positions as Associate at JP Morgan Chase and Financial Controller for Hoffman - La Roche. He began his career at Andersen Consulting.

North Atlantic Holding Company, Inc. and North Atlantic Trading Company, Inc. are holding companies which own National Tobacco Company, L.P., North Atlantic Operating Company, Inc. (NAOC), North Atlantic Cigarette Company, Inc. (NACC) and Stoker, Inc. (Stoker). National Tobacco Company is the third largest manufacturer and marketer of loose leaf chewing tobacco in the United States, selling its products under the brand names BEECH-NUT REGULAR, BEECH-NUT Wintergreen, TROPHY, HAVANA BLOSSOM and DURANGO. NAOC is the largest importer and distributor in the United States of premium cigarette papers and related products, which are sold under the ZIG-ZAG brand name pursuant to an exclusive long-term distribution agreement with Bollore, S.A. NAOC also contracts for the manufacture of and distributes Make-Your-Own smoking tobaccos and related

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products under the ZIG-ZAG brand name, pursuant to its trademarks. NACC distributes cigarettes under the ZIG-ZAG brand name. Stoker manufactures and distributes loose leaf chewing tobacco under STOKER, OUR PRIDE and other brand names and Make-Your-Own cigarette tobaccos under STOKER, OLD HILLSIDE and other brand names.

Alvarez & Marsal (A&M) was founded in 1983 by Tony Alvarez II and Bryan Marsal, and is a global professional services firm providing specialized problem-solving, management and advisory services to companies in need of performance improvement in specific financial and operational areas. A&M is headquartered in New York City, with over 350 people in 15 offices serving the United States, Europe, Latin America and Asia.

For further information, contact: James W. Dobbins at (212) 253-8185